Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwired - August 14, 2014) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $613,000, or 37 cents per share for the second quarter ended June 28, 2014 compared to net income of $187,000 or 11 cents per share for the second quarter ended June 29, 2013.

Consolidated sales in the second quarter of 2014 were $37,367,000 or $4,510,000 (13.7%) more than the second quarter of 2013. Sales in the Concrete, Aggregates and Construction Supplies ("CACS") segment increased $5,246,000 (44.5%) while sales in the Door segment were slightly better. The increase in sales in the CACS segment is reflective of the continuing improvement in the construction markets in the Colorado Springs area as well as the servicing of a wind-energy project in Limon, Colorado with ready mix concrete that represented approximately 22% of the concrete volume for the quarter. Sales in the Evaporative Cooling segment declined $1,024,000 (9.2%) in the second quarter of 2014 compared to the second quarter of the prior year. Sales in the Heating and Cooling segment improved by 3.0%.

The operating income in the second quarter of 2014 was $1,034,000 compared to $374,000 in the second quarter of 2013 which included $662,000 of charges related to a Williams EcoLogix, Inc. (WEI) project for a product being developed by a third party. There were no charges pertaining to WEI during the second quarter of 2014. The operating income of both the CACS and Door segments improved in the second quarter of 2014 principally due to the higher sales volume. The operating results in the Heating and Cooling and the Evaporative Cooling segments were down compared to the second quarter of 2013 due to lower production and lower sales volume, respectively.

Net interest expense was $110,000 in the second quarter of 2014 compared to $92,000 in the second quarter of 2013. The higher interest expense was largely due to the increased level of debt.

Consolidated sales in the first half of 2014 were $64,191,000, an increase of $5,121,000 or 8.7% compared to the first six months of 2013. Sales in the CACS segment increased $7,747,000 (39.5%) while sales in the Door segment were up slightly. The increase in sales in the CACS segment is reflective of the continuing improvement in the construction markets in the Colorado Springs area as well as the servicing of the wind energy project during the second quarter as noted above. Sales in the Heating and Cooling segment declined $2,471,000 compared to the prior year period. The Company believes that colder temperatures in the first quarter of 2013 throughout California, a principal wall furnace market, drove wall furnace shipments to higher than normal levels during the first three months of 2013. Sales in the Company's Evaporative Cooler segment were modestly lower in the first half of 2014 compared to the first six months of 2013.

The operating loss in the first half of 2014 was $651,000 compared to an operating loss of $759,000, which included $710,000 of WEI expenses, in the first six months of the prior year. The decline in operating results is attributable primarily to the Heating and Cooling segment for the reasons noted in the above discussion of the quarter's results. The decline in the operating results of the Heating and Cooling and Evaporative Cooling segments more than offset the improved operating results in the CACS segment.

Net interest expense was $209,000 in the first six months of 2014 compared to $179,000 in the first six months of 2013. As with the second quarter, the lower interest expense was largely due to the increased level of debt.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of June 28, 2014 was 34.0% compared to 33.1% for the first half of 2013.

For further information, see the Company's Form 10-Q report for the quarterly period ended June 28, 2014.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 28, 2013 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                            Three Months Ended         Six Months Ended
                           June 28,     June 29,     June 28,     June 29,
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------

Sales                    $37,367,000  $32,857,000  $64,191,000  $59,070,000

Operating income (loss)    1,034,000      374,000     (651,000)    (759,000)

Interest expense, net       (110,000)     (92,000)    (209,000)    (179,000)

Other income, net              5,000        5,000           --       18,000
                         -----------  -----------  -----------  -----------

Income (loss) before
 income taxes                929,000      287,000     (860,000)    (920,000)

Provision (benefit) for
 income taxes                316,000      100,000     (292,000)    (304,000)
                         -----------  -----------  -----------  -----------

Net income loss          $   613,000  $   187,000  $  (568,000) $  (616,000)
                         ===========  ===========  ===========  ===========

Net income (loss) per
 basic and diluted
 share:                  $       .37  $       .11  $      (.34) $      (.37)
                         ===========  ===========  ===========  ===========

Average shares
 outstanding               1,650,000    1,646,000    1,647,000    1,643,000
                         ===========  ===========  ===========  ===========

Contact:
Mark S. Nichter
(312) 541-7207